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EXHIBIT 99.1

NEW WORLD NAMES NELSON HEUMANN CHAIRMAN,
ADDS MICHAEL ARTHUR TO THE BOARD

—Susan Daggett Appointed Chief Strategy Officer; Mike Mrlik Named Chief Operating Officer

        GOLDEN, Colo. (10/13/04)—New World Restaurant Group, Inc. (Pink Sheets: NWRG:PK) today announced that E. Nelson Heumann has been named Chairman of the Board of Directors. Paul Murphy, Chief Executive Officer, who had been serving as Acting Chairman since October 2003, continues on the Board as a Director.

        New World also announced that Michael W. Arthur has been elected to the Board, expanding the panel to seven members. Mr. Arthur will serve on the Audit Committee as the committee's financial expert. Also serving on the Audit Committee are Directors Leonard Tannenbaum and Frank Meyer.

        Mr. Heumann, who has served on the Board since May 2004, is a partner in Greenlight Capital. The investment industry veteran joined New York-based Greenlight in March 2000 and was named a partner in January 2002. After beginning his career as an equity analyst with Value Line, Mr. Heumann invested in a number of distressed companies while at Claremont Group, Merrill Lynch, Schroders, and, ultimately, SG Cowen, where he managed a portfolio of distressed company investments. He holds a B.S. in Mechanical Engineering and an M.S. in Finance from Louisiana State University.

        Since 1990, Mr. Arthur has headed Michael Arthur & Associates, a consulting and interim management firm specializing in restructurings, business development, as well as financial, marketing and branding strategies. Prior to 1990, Mr. Arthur served as Executive Vice President and Chief Financial Officer for Sizzler Restaurants and Pinkerton Security; Vice President of Marketing for Mattel Toys; and also served in various other management roles for D'Arcy, Masius, Benton & Bowles Advertising and Procter and Gamble. Mr. Arthur has a B.A. degree from Johns Hopkins University and attended the Wharton Graduate School of Business.

        In its senior executive ranks, New World announced that Susan Daggett, who had been Chief Operating Officer since October 2003, has been named to the new position of Chief Strategy Officer. Ms. Daggett joined Einstein/Noah Bagel Corp. in 1995, holding executive positions in finance and operations before being appointed Chief Supply Officer in May 2002 by New World, which acquired Einstein/Noah in June 2001. She has a B.A degree in Business Administration from the University of Northern Iowa.

        Mike Mrlik has assumed the role of Chief Operating Officer. Mr. Mrlik joined Einstein/Noah in October 1997, holding various executive positions in operations before being appointed Executive Vice President of Operations by New World in October 2003. He has a B.A. degree from Washington and Lee University.

        New World Restaurant Group is a leading company in the quick casual restaurant industry. The company operates locations primarily under the Einstein Bros. and Noah's New York Bagels brands, and primarily franchises locations under the Manhattan Bagel and Chesapeake Bagel Bakery brands. As of September 28, 2004, the company's retail system consisted of 456 company-operated locations, as well as 194 franchised and 56 licensed locations in 33 states, plus the District of Columbia. The company also operates a dough production facility.

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NEW WORLD NAMES NELSON HEUMANN CHAIRMAN, ADDS MICHAEL ARTHUR TO THE BOARD
—Susan Daggett Appointed Chief Strategy Officer; Mike Mrlik Named Chief Operating Officer